EXHIBIT 99.2

Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 231-0351

         AIM 86 REPORTS 4TH QUARTER NET EARNINGS OF FIVE CENTS PER UNIT

                       2002 Earnings of 21 Cents per Unit
                      -------------------------------------

     ROCKVILLE, MD, March 24, 2003-- (AMEX/AIJ) -- American Insured Mortgage Investors L.P.-Series 86 (AIM 86), a liquidating partnership that holds investments in federally insured multifamily mortgages, reported net earnings for the quarter ended December 31, 2002 of approximately $512,000 (five cents per unit) compared to approximately $397,000 (four cents per unit) for the quarter ended December 31, 2001. The increase in net earnings for the fourth quarter of 2002, as compared to the fourth quarter of 2001, is primarily due to an increase in net gains on mortgage dispositions, partially offset by a decrease in mortgage investment income.

     The Partnership reported net earnings of approximately $2.1 million (21 cents per unit) for the year ended December 31, 2002 compared to approximately $3.0 million (30 cents per unit) for the year ended December 31, 2001. Net earnings decreased for the twelve months ended December 31, 2002 as compared to 2001, primarily due to a decrease in mortgage investment income and net gain on mortgage dispositions.

     Mortgage investment income decreased for the three and twelve months ended December 31, 2002 as compared to the same periods in 2001, primarily due to a reduction in the mortgage base. The mortgage base decreased as a result of four mortgage prepayments with an aggregate principal balance of approximately $7.9 million, representing an approximate 21% decrease in the aggregate principal balance of the total mortgage portfolio since December 2001.

     Net gain on mortgage dispositions increased for the three months ended December 31, 2002 and decreased for the twelve months ended December 31, 2002 as compared to the same periods in 2001. During the fourth quarter of 2002, AIM 86 recognized gains of approximately $48,000 from the prepayment of two mortgages. During the fourth quarter of 2001, AIM 86 recognized a loss of approximately $161,000 due to the settlement of litigation on one mortgage. During the year ended December 31, 2002, AIM 86 recognized gains of approximately $164,000 from four mortgage prepayments and additional gain of $26,000 from the disposition of a delinquent mortgage coinsured by an unaffiliated third party. During 2001, the Partnership recognized a gain of approximately $679,000 from the disposition of one coinsured mortgage and a loss of approximately $161,000 due to the settlement of litigation on one mortgage.

     As of December 31, 2002, AIM 86 had invested in nine fully federally insured mortgages with an aggregate amortized cost of approximately $28.9 million, a face value of approximately $28.6 million and a fair value of approximately $29.0 million. As of March 1, 2003, all of the mortgages are current with respect to the payment of principal and interest.

     In December 2002, AIM 86 received net proceeds of approximately $1.7 million from the prepayment of the Sunflower Apartments mortgage and declared a distribution of 17 cents per unit in January 2003, payable in May 2003.

     AIM 86 distributes net proceeds, if any, from mortgage dispositions to its investors, in addition to distributions of regular cash flow. As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.



              AMERICAN INSURED MORTGAGE INVESTORS L.P. - SERIES 86

                              STATEMENTS OF INCOME

                                            For the three months ended         For the years ended
                                                    December 31,                   December 31,
                                            ---------------------------    ---------------------------
                                                2002           2001            2002           2001
                                            ------------   ------------    ------------   ------------
Income:
  Mortgage investment income                $    568,255   $    689,142    $  2,421,986   $  2,799,005
  Interest and other income                        3,782          8,086          30,852        234,950
                                            ------------   ------------    ------------   ------------
                                                 572,037        697,228       2,452,838      3,033,955
                                            ------------   ------------    ------------   ------------

Expenses:
  Asset management fee to related parties         63,657         74,676         268,789        300,282
  General and administrative                      44,600         64,168         228,524        258,301
                                            ------------   ------------    ------------   ------------
                                                 108,257        138,844         497,313        558,583
                                            ------------   ------------    ------------   ------------
Earnings before gain (loss) on
   mortgage dispositions                         463,780        558,384       1,955,525      2,475,372

Gain on mortgage dispositions                     47,822              -         189,939        678,802
Loss on mortgage disposition                           -       (161,132)              -       (161,132)
                                            ------------   ------------    ------------   ------------

Net earnings                                $    511,602   $    397,252    $  2,145,464   $  2,993,042
                                            ============   ============    ============   ============


Net earnings per unit of limited
   partnership interest - basic             $       0.05   $       0.04    $       0.21   $       0.30
                                            ============   ============    ============   ============

Limited partnership units outstanding
   as of December 31,                          9,576,290      9,576,290       9,576,290      9,576,290
                                               =========      =========       =========      =========



Balance Sheet Data:                                                             As of December 31,
                                                                               2002           2001
                                                                           ------------   ------------
Investment in insured mortgages                                            $ 29,148,889   $ 36,316,429
Total assets                                                                 32,772,326     37,519,831